EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of the 13th day of April, 2005 by and betweenFirst Charter Corporation ("First Charter"), a North Carolina corporation with its principal place of business in Charlotte, North Carolina, and Charles A. Caswell ("Executive"), an individual residing in Mecklenburg County, North Carolina (collectively defined and referred to as the "Parties").

WITNESSETH:

            WHEREAS, Executive has previously worked for and is knowledgeable about the business and operations of financial services organizations and the customer, community and market base that they serve;

            WHEREAS, First Charter desires to engage, confirm and solidify the position of Executive, and Executive desires to accept such employment as Executive Vice President, Chief Financial Officer and Treasurer of First Charter and its wholly owned subsidiary, First Charter Bank (the "Bank"), subject to the terms and conditions set forth in this Agreement;

            WHEREAS, in order to induce Executive to accept and continue employment with First Charter and to enhance Executive's job security, First Charter desires to enter into this Agreement that will provide compensation to Executive in certain events, including but not limited to Executive's termination of employment following a change in control of First Charter, as hereinafter provided;

            WHEREAS, as outlined in Executive's initial offer letter, because Executive will become familiar with and gain extensive knowledge regarding First Charter and Bank products, relationships, trade secrets and confidential information relating to First Charter, the Bank and their respective customers' business, products, processes and developments and will generate confidential information in the course of his duties, First Charter also wishes to protect its long-term interests by having Executive enter into certain non-disclosure and non-competition covenants set forth in this Agreement;

           NOW, THEREFORE, in consideration of the terms contained herein, including Executive's employment with First Charter and the compensation, change in control, additional severance protections, and other benefits, terms and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, First Charter and Executive agree as follows:

1.         Employment.  First Charter agrees to employ Executive during the Employment Term (as defined in Section 4 below), and Executive hereby accepts such employment and agrees to serve First Charter and the Bank subject to the general supervision and direction of the President and Chief Executive Officer of First Charter (the "President").

2.         Duties.  During the Employment Term (as defined in Section 4 below), Executive shall be employed, and Executive hereby agrees to serve, as Executive Vice President, Chief Financial Officer and Treasurer of First Charter and the Bank.  As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of, and consistent with Executive's position as an Executive Vice President, Chief Financial Officer and Treasurer of First Charter and the Bank and will report directly to the President.  Executive shall also perform the duties and exercise the powers and functions that from time to time may be assigned or vested in him by the Board of Directors of First Charter (the "Board") and/or the Board of Directors of First Charter's subsidiaries in relation to: (i) First Charter; and/or (ii) any subsidiary or affiliated company of First Charter, including responsibility for the financial management and operations of the Bank.

          Executive hereby accepts this employment upon the terms and conditions herein contained and agrees to devote substantially all of his business time, attention and best efforts to promote and further the business of First Charter and the Bank.  Moreover, except as specifically authorized in advance by the Board, Executive shall not, during the Employment Term (as defined in Section 4 below), be engaged as an employee or otherwise in any other business or commercial activity pursued for gain, profit or other pecuniary advantage.  Nothing in the foregoing limitations shall be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Sections 8 and 9 hereof, provided, however, that during the Employment Term (as defined in Section 4 below), Executive may not beneficially own the stock or options to acquire stock totaling more than 5% of the outstanding shares of any corporation or entity, or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor, or otherwise, with any enterprise, business or division thereof, that is engaged in Competitive Activity (as defined in Section 9 below) with First Charter and/or the Bank.  The Parties, however, agree that such activities must not singly or in the aggregate prevent, unduly limit or materially interfere with Executive's ability to perform his duties and responsibilities to First Charter under this Agreement.  During the Employment Term, Executive shall also:

        a.         Comply with, execute and fulfill all lawful requests, instructions, policies and regulations made by the President, the Board or their authorized agents, included but not limited to general First Charter and/or Bank policies, rules and regulations applicable to First Charter employees;

       b.         Faithfully and loyally serve First Charter and its subsidiaries and affiliated companies to the best of his ability and use his utmost endeavors to promote their interests in all respects;

       c.         Adhere faithfully to all applicable professional ethics and business practices, and follow and abide by all federal, state and municipal ordinances and laws relating to or regulating the business of First Charter and its subsidiaries and affiliated companies;

       d.         Specifically adhere to the terms of First Charter's Code of Business  Conduct and Ethics,

       e.         Be fully and readily available to work on and perform his duties as assigned from time to time; and

       f.          Assist in the identification and transitioning of any successor to his position, as requested, pending the termination or end of his employment term as set forth in Section 4 below.

          Notwithstanding the above duties, the President and/or the Board shall have the right to require Executive at any time during the Employment Term to carry out such special projects or functions commensurate with his abilities, employment position and status as Executive Vice President, Chief Financial Officer and Treasurer of First Charter and the Bank as the President and/or the Board shall in their absolute discretion determine.  In addition, the Parties further acknowledge and agree that the President and/or the Board may in their absolute discretion suspend Executive from the performance of any duties, exclude him from any premises of First Charter or any First Charter subsidiary or affiliated company and/or temporarily reassign Executive's duties during any pending or immediately anticipated investigation or disciplinary action involving Executive and/or Executive's potential "Termination for Cause" (as defined in Section 5.f. below).

3.         Compensation.  For all services rendered by Executive during the Employment Term (as defined in Section 4 below), First Charter shall compensate Executive as follows:

          a.         Base Salary.  During the Employment Term (as defined in Section 4 below), First Charter will pay Executive a bi-weekly base salary as compensation for Executive's services hereunder of $8,653.84, equivalent to $225,000.00 per year (the "Base Salary"), payable on a regular basis in accordance with First Charter's standard payroll procedures but not less than monthly, less applicable deductions required by law.  On at least an annual basis thereafter during the Employment Term (as defined in Section 4 below), the Board will review Executive's performance in consultation with the President and, based upon the recommendations of the Compensation Committee of the Board (the "Compensation Committee"), may increase such Base Salary if, in its discretion, such adjustment is warranted, with any such adjustment to be effective beginning January 1 of the next following year.

          b.         Bonus.  In addition to the Base Salary set forth above, during the Employment Term (as set forth in Section 4 below) and as long as Executive remains actively employed by First Charter, Executive may receive an annual bonus from one or more arrangements including but not limited to the Annual Incentive Plan, in accordance with the terms and conditions of such plans as they may be modified, changed or replaced from time to time (collectively, the "Bonus"), the amount of which shall be determined in the sole discretion of the Board upon recommendation of the Compensation Committee in consultation with the President.  In making its determination of the amount of the Bonus, if any, to be paid, the Board may take into account, among other things: (i) Executive's qualifications and experience; (ii) the duties and responsibilities of Executive; (iii) the services performed and the contributions of Executive to the success of First Charter and/or the Bank; (iv) compensation patterns in similar businesses for similar executives; (v) First Charter's financial resources to pay the bonus; and (vi) such other factors as the Board shall deem to be relevant.

          c.         Executive Perquisites, Benefits and Other Compensation.  During the Employment Term (as defined in Section 4 below), Executive shall be entitled to receive additional benefits and compensation from First Charter in such form and to such extent as specified below:

           (i)         Payment of all or a portion of premiums for coverage for Executive and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that First Charter may have in effect as such plans may be modified, amended and terminated from time to time in the absolute and sole discretion of First Charter; provided that Executive is otherwise eligible to participate in such plans and desires to be covered.  Benefits provided to Executive under this Section 3.c.(i) will require Executive to pay the same proportion of premiums for, and shall provide benefits at least equal to, the benefits then provided to First Charter's other executive employees.  Moreover, nothing contained in this Agreement shall be construed to obligate First Charter in any manner to put into effect any plans not presently in existence or to provide special benefits to Executive.

        (ii)        Reimbursement for all business travel and other out‑of‑pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with First Charter's expense reporting policy.

        (iii)       Payment of Executive's membership charges and regular dues for membership in the customary local, state and national professional organizations to which a public financial institution Executive Vice President, Chief Financial Officer regularly belongs.  During the Employment Term, First Charter shall further pay Executive's membership charges (initiation fees and regular dues and services charges) for membership in local civic organizations/clubs subject to advance approval of the President, excluding non-business related dining charges, donations and other extra expenses related to such memberships.  Executive shall provide annually to the President a list of the memberships maintained and the cost for each.  Moreover, despite the limitations contained in this Section 3.c.(iii), upon approval of the President, which approval will not unreasonably be withheld, First Charter shall reimburse Executive for reasonable dining, event and other expenses incurred by Executive on behalf of First Charter when acting in his official capacity as a member of either professional or civic organizations in accordance with First Charter's standard policies, procedures and regulations concerning the same.  Moreover, in addition to the civic organization/clubs referenced above, during the Employment Term, First Charter further agrees to provide Executive a membership in a local country club approved by the President, subject to the club's acceptance, and to pay his initiation fees, non-

personal use related assessments, monthly dues and regular service charges in such club, excluding non-business related dining charges, donations and other extra expenses related to such membership.

        (iv)       Other employee perquisites as may be available to or deemed appropriate for Executive by the Board and participation in all other company‑wide employee benefits, including but not limited to, any qualified and/or nonqualified retirements plans sponsored by First Charter, as such plans may be modified, amended and terminated from time to time in the absolute and sole discretion of First Charter.  Such current additional perquisites are listed on Schedule A, which is attached hereto and incorporated herein, as they may be modified, amended or terminated from time to time in the discretion of the Board.  In addition, Schedule B, which is attached hereto and incorporated herein, lists those other supplemental benefits in which Executive is currently or later will be entitled to participate per such applicable plan terms, as they may be modified, amended or terminated from time to time in the discretion of the Board.

4.         Term of Agreement.  The Parties intend that this agreement provide Executive with a three-year term that will expire when the Executive attains age 65, unless the Agreement is sooner terminated as provided in Section 5. Therefore, upon execution of this Agreement by Executive, the initial period of Executive's employment under this Agreement shall be deemed to have commenced retroactively beginning on March 17, 2005 and shall continue until March 31, 2008, unless sooner terminated as provided in Section 5 (the "Initial Period").  In addition, on the last day of each calendar month after March 31, 2005 until June 30, 2027, this Agreement shall be deemed to have been automatically renewed and extended for an additional one (1) month on the same terms and conditions contained herein in effect as of the time of renewal, unless either party shall give written notice of nonextension to the other party at least fifteen (15) days before the last day of a month.  Following June 30, 2027, this Agreement may be renewed and extended on terms and conditions mutually agreed upon by the Parties.  In addition, Executive's total term of employment with First Charter during the Initial Period and any extended term is collectively defined and referred to under this Agreement as the "Employment Term."

5.         Termination.  In addition to the provisions set forth in Section 4 above, the Employment Term shall terminate immediately upon the occurrence of any of the following events: (a) immediately upon the retirement or death of Executive; (b) upon the end of the time period specified in the First Charter Corporation Omnibus Stock Option Plan following the Disability of Executive (as defined below); (c) upon the effective date of Resignation by Executive Without Good Reason (as defined below); (d) upon the effective date of Resignation by Executive For Good Reason (as defined below); (e) upon the 60th day following the date the Board gives Executive notice of Termination Without Cause (as defined below); or (f) upon the close of business on the date the Board gives Executive notice of Termination for Cause (as defined below).

      a.         Retirement.  "Retirement by Executive" shall mean any voluntary retirement by Executive with the consent of the Board.

      b.         Disability.  "Disability" shall mean the inability of Executive to perform the essential functions and duties of Executive's position with First Charter, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is to last or can be expected to last for a continuous period of not less than twelve months, as determined by the Board in its sole discretion upon certification thereof by qualified physicians selected by the Board after such physician examines the Executive.  Executive agrees, upon request by the President and/or the Board, to submit such medical evidence, records and examination data to the President and the Board regarding any Disability as is reasonably necessary for the Board to evaluate the same, to be treated as confidential as required by law.

       c.         Resignation Without Good Reason.  "Resignation Without Good Reason" shall mean any termination or resignation by Executive for any reason other than the retirement or death of Executive, "Disability" or "Resignation for Good Reason".  Executive is required to give at least 60 days advance written notice of Resignation Without Good Reason to the Board, and First Charter is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on: (i) the resignation date proposed by Executive, or (ii) such other earlier date designated by First Charter.  In addition, First Charter will be required to pay Executive his regular salary and benefits only through Executive's final resignation date as agreed to or revised by the Board, regardless of whether Executive is actually permitted to perform any services for First Charter during such final transition period.

        d.         Resignation For Good Reason.  "Resignation For Good Reason" shall mean any termination or resignation by Executive:  (i) following a material reduction in Executive's position, duties, responsibilities or status, or a change in Executive's title resulting in a material reduction in his responsibilities or position with First Charter, in either case without Executive's consent, but excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly by First Charter after receiving notice from Executive, and further excluding any such reductions or changes made in good faith to conform with generally accepted industry standards for Executive's position; (ii) following the involuntary suspension or exclusion of Executive or the temporary reassignment of Executive's duties, but excluding for this purpose any suspension, exclusion or temporary reassignment  occasioned by pending or immediately anticipated investigation, disciplinary action and/or Executive's potential "Termination for Cause" as set forth in Section 2 above; (iii) following a reduction in the rate of Executive's Base Salary or a decrease in any Bonus to which Executive may potentially have been entitled pursuant to the First Charter Corporation Annual Incentive Plan or other incentive plans at the end of the most recently concluded fiscal year, in either case without Executive's consent; provided, however, that a decrease in Executive's Bonus amount shall not constitute "Good Reason" and nothing herein shall be construed to guarantee such bonus awards if performance, either by First Charter or Executive, is below such targets as may reasonably and in good faith be set forth in the First Charter Corporation Annual Incentive Plan or other incentive arrangements;(iv) following the relocation of Executive, without his consent, to a location outside a fifty (50) mile radius of Charlotte,

North Carolina; or (v) "For Good Reason" (as defined in Section 7 below) within one (1) year following a "Change in Control" (as defined in Section 7 below).

       Executive is required to give at least fifteen (15) days advance written notice of Resignation For Good Reason to the Board, and First Charter is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on the resignation date proposed by Executive, or such other earlier date designated by the Board.

     e.         Termination Without Cause.  "Termination Without Cause" shall mean any termination of the employment of Executive by First Charter for any reason other than termination due to the retirement or death of Executive, "Disability" or "Termination for Cause".

     f.          Termination For Cause.  "Termination for Cause" shall mean termination of the employment of Executive by First Charter as the result of Executive's: (i) willful misconduct of a material nature in connection with the performance of his duties under this Agreement; (ii) use of alcohol during working hours beyond that customarily authorized in the performance of Executive's job duties, repeated use of alcohol after working hours that materially interferes with Executive's duties under this Agreement, use of illegal drugs, or violation of First Charter's drug and/or alcohol policies; (iii) conviction, guilty plea or plea of nolo contendere for any crime involving moral turpitude or for any felony; (iv) embezzlement or theft from First Charter, the Bank, any other subsidiary or affiliated company of First Charter, or any of their respective customers and employees; (v) gross inattention to or dereliction of duty; (vi) commission or omission of any act of fraud or dishonesty in connection with Executive's employment with First Charter or the Bank; (vii) breach of any fiduciary duty to First Charter or the Bank, including the duty of loyalty; (viii) insubordination or Executive's unwillingness to carry out or meet the lawful instructions, performance criteria and other supervisory goals established or given by the President and/or the Board from time to time; (ix) breach or threatened breach of the obligations set forth in Sections 8-10 of this Agreement; (x) breach, threatened breach or failure to perform any other provision of this Agreement; or (xi) performance of any other willful act(s) which Executive knew or reasonably should have known would be materially detrimental to First Charter, the Bank and/or any other subsidiary or affiliated company of First Charter.

6.         Rights Upon Termination.  Following the termination or end of the Employment Term for any reason, (i) Executive shall be entitled to any earned but unpaid Base Salary, if any, due at the time of termination of the Employment Term, (ii) Executive shall have the general right to elect certain coverage continuation under COBRA, provided he is and remains eligible therefor, and (iii) Executive will not forfeit any vested stock options or vested 401(k) or pension benefits with First Charter and the Bank, if any.  Thereafter, except as otherwise provided for in accordance with the incentive and benefit plan terms referenced in Section 3 above, and except for any benefits or payments which may be due as set forth in Sections 6.a., 6.b., 6.d., 6.e. and Sections 7.a., 7.b., 7.c. and 7.d. below, Executive shall not be entitled to receive any additional compensation, wages, bonuses, incentive pay, commissions, severance pay, consideration and/or benefits of any kind from First Charter and/or the Bank hereunder upon the termination or end of the Employment Term, nor shall Executive be entitled to receive reimbursement for business expenses incurred after the end of the Employment Term, except that Executive will not forfeit any vested or accrued, non-forfeited compensation or benefits with First Charter, if any, pursuant to the terms of such then applicable plans and programs.

            a.         Death. If termination of the Employment Term occurs at any time due to the death of Executive, then Executive'spersonal representative shall be paid all earned but unpaid Base Salary and any prior year's annual incentive Bonus earned but not yet paid(as those terms are described in Section 3) and an additional amount representing one (1) year's Base Salary, such amounts to be paid in the same manner as provided in Section 3.  In addition, all supplemental benefits, awards, grants and options under any First Charter or Bank supplemental agreement, stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

            b.         Disability.  If termination of the Employment Term occurs at any time due to the Disability of Executive, and provided Executive complies with and continues to abide by the non-competition, confidentiality and other requirements set forth in Sections 8-10 of this Agreement and signs a release of any and all claims that Executive has or may then have against First Charter and its subsidiaries, and such entities' past and then current officers, directors and employees in connection with or relating to Executive's employment or separation from employment with First Charter and/or its subsidiaries (under this Agreement or otherwise) on a form to be prepared by First Charter at such time, then Executive shall be entitled to receive all earned but unpaid Base Salary and any prior year's annual incentive Bonus earned but not yet paid (as those terms are described in Section 3) and an additional amount representing one (1) year's Base Salary, such amounts to be paid in the same manner as provided in Section 3, less any amounts which Executive receives from First Charter's long-term disability plan and/or supplemental disability income plan.  In addition, all supplemental benefits, awards, grants and options under any First Charter or Bank supplemental agreement, stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

            c.         Termination "For Cause" or Resignation "Without Good Reason".  If termination of the Employment Term occurs at any time due to termination by First Charter "For Cause" or due to resignation by Executive "Without Good Reason" then Executive shall be entitled only to receive all earned but unpaid Base Salary, unreimbursed expenses and/or accrued, vested stock options and vested 401(k) or pension benefits through the effective date of the Termination "For Cause" or Resignation "Without Good Reason".

            d.         Termination "Without Cause" or Resignation "For Good Reason". If termination of the Employment Term occurs at any time due to termination by First Charter "Without Cause" or due to resignation by Executive "For Good Reason" other than that following a "Change in Control" (as defined in Section 7), and provided Executive complies with and continues to abide by the non-competition, confidentiality and other requirements set forth in Sections 8-10 of this Agreement and signs a release of any and all claims that Executive has or may then have against First Charter and its subsidiaries, and such entities' past and then current officers, directors and employees in connection with or relating to Executive's employment or separation from employment with First Charter and/or its subsidiaries (under this Agreement or otherwise) on a form to be prepared by First Charter at such time, then Executive shall be entitled to (i) all accrued, unpaid Base Salary and unreimbursed expenses through the date of such termination; (ii) any prior year's annual incentive bonus earned but not yet paid; (iii) continued payment of Executive's Base Salary for the greater of the remainder of the Employment Term or two (2) years; (iii) an annual Bonus amount (calculated as the average of the Bonus awards/determinations for Executive for the three most recent annual award dates, or such lesser historical annual award dates as may be applicable, including any years where there is no Bonus award earned) for the greater of the remainder of the Employment Term or two (2) years; (iv) continuation of health and welfare benefit coverage (including coverage for Executive's dependents to the extent such coverage is provided by First Charter for its employees generally) under such plans and programs to which an Executive was entitled to participate immediately prior to the date of the end of his employment for the greater of the remainder of the Employment Term or two (2) years, provided such continued participation is possible under the terms and provisions of such plans and programs; and (v) acceleration of vesting of all supplemental benefits, including but not limited to all awards, grants, and options under any First Charter or Bank supplemental agreement, stock option plan or grant notwithstanding any other provision in such plan or grant.

       e.         Retirement With the Consent of First Charter.  If termination of the Employment Term occurs at any time due to retirement by Executive with the consent of First Charter, and provided Executive complies with and continues to abide by the non-competition, confidentiality and other requirements set forth in Sections 8-10 of this Agreement and signs a release of any and all claims that Executive has or may then have against First Charter and its subsidiaries, and such entities' past and then current officers, directors and employees in connection with or relating to Executive's employment or separation from employment with First Charter and/or its subsidiaries (under this Agreement or otherwise) on a form to be prepared by First Charter at such time, then Executive shall be entitled to receive all earned but unpaid Base Salary and any prior year's annual incentive Bonus earned but not yet paid (as those terms are described in Section 3) and an additional amount representing one (1) year's Base Salary, such amounts to be paid in the same manner as provided in Section 3.  In addition, all awards, grants and options under any First Charter or Bank stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

        f.          Deductions.  All payments set forth in this Section 6 to Executive and/or his personal representative, if any, shall be made subject to applicable withholdings as required by law.

7.         Termination Following a Change in Control.

        a.         The Parties agree that if, during the Employment Term, a Change in Control (as defined in Section 7.a.(ii) hereof) occurs and if, within one (1) year following the Change in Control, the employment of Executive is terminated by First Charter or its successor Without Cause (as defined in Section 5.e. hereof), and provided Executive complies with and continues to abide by the non-competition, confidentiality and other requirements set forth in Sections 8-10 of this Agreement and signs a release of any and all claims that Executive has or may then have against First Charter and its successors and subsidiaries, and such entities' past and then current officers, directors and employees in connection with or relating to Executive's employment or separation from employment with First Charter and/or its successors and subsidiaries (under this Agreement or otherwise) on a form to be prepared by First Charter or its successor at such time, Executive's Compensation (as defined in Section 7.a.(iii) below) shall continue to be paid in monthly installments, subject to applicable withholdings, by First Charter for a period of thirty-five (35) months following such termination of employment.

     Furthermore, if, within one (1) year following the Change in Control, the employment of Executive is terminated by Executive for Good Reason (as defined in Section 7.a.(i) below), and provided Executive complies with and continues to abide by the non-competition, confidentiality and other requirements set forth in Sections 8-10 of this Agreement and signs a release of any and all claims that Executive has or may then have against First Charter and its successors and subsidiaries, and such entities' past and then current officers, directors and employees in connection with or relating to Executive's employment or separation from employment with First Charter and/or its successors and subsidiaries (under this Agreement or otherwise) on a form to be prepared by First Charter or its successor at such time, Executive's Compensation (as defined in Section 7.a.(iii) below) shall continue to be paid in monthly installments, subject to applicable withholdings, by First Charter for the greater of the remainder of the Employment Term or two (2) years.

     In lieu of receiving payment of Compensation (as defined in Section 7.a.(iii)) in installments for the such period, Executive may elect, at any time prior to the earlier to occur of (i) a Change in Control, or (ii) an action by the Board with respect to an event which would, upon consummation, result in a Change in Control (which election shall be evidenced by notice filed with First Charter), to be paid the present value of any such Compensation in a lump sum within thirty (30) days of termination of Executive's employment under circumstances entitling such Executive to Compensation hereunder.  The calculation of the amount due shall be made by the independent accounting firm then performing First Charter's independent audit, and such calculation, including but not limited to any discount factor used to determine present value, shall be conclusive.

     (i)         Good Reason.  For purposes of this Section 7, termination by Executive for "Good Reason" shall mean those reasons set forth as "Good Reason" in Section 5.d. of this Agreement, except that the change in Executive's position, duties, responsibilities, status, title, Base Salary or Bonus shall be measured for such matters as they were in effect immediately preceding the Change in Control.

     (ii)        Change in Control.  For purposes of this Section 7, Change in Control" shall mean (A) the consummation of a merger, consolidation, share exchange or similar transaction of First Charter with any other corporation as a result of which the holders of the voting capital stock of First Charter as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (B) the sale or transfer (other than as security for obligations of First Charter) of substantially all the assets of First Charter; (C) in the absence of a prior expression of approval by the Board, the acquisition of more than 20% of First Charter's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a person, or group including a person, who beneficially owned, as of the date of this Agreement, more than 5% of First Charter's securities; (D) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by First Charter's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (E) any other change in control of First Charter of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, or Section 602 of the Change in Bank Control Act of 1978, of First Charter by any person, company or other entity.

     (iii)       Compensation.  For purposes of this Section 7,Executive's Compensation shall consist of the following: (A) Executive's Base Salary in effect immediately preceding the Change in Control,plus (B) an annual bonus equal to the average bonus (including, but not limited to, the "Bonus", as that term is defined in Section 3.b. hereof and calculated as a percentage of Base Salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) awarded or paid by First Charter for each one-year performance period to Executive for the three (3) most recent fiscal years ending prior to such Change in Control pursuant to First Charter's incentive and bonus plans, or such lesser historical annual award dates as may be applicable, including any years where there is no Bonus award earned, or, if a relevant bonus program has not existed for three (3) years preceding the Change of Control, an amount equal to the estimated average bonus as calculated by the independent accounting firm then performing First Charter's independent audit, which calculation shall be conclusive.

     b.         Upon termination of Executive's employment entitling Executive to Compensation set forth in Section 7.a. above, and provided the additional conditions of Section 7.a. are and continue to be met by Executive, First Charter shall maintain in full force and effect for the continued benefit of Executive for a thirty-five month period, or such applicable lesser Compensation payment period as set forth in Section 7.a. above, health insurance (including coverage for Executive's dependents to the extent dependent coverage is provided by First Charter for its employees generally) under such plans and programs in which Executive was entitled to participate immediately prior to the date of such termination of employment, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs.  In the event that participation in any such plan or program is barred, First Charter shall arrange to provide Executive with health insurance benefits at First Charter's expense for a thirty-five month period, or such applicable lesser Compensation payment period as set forth in Section 7.a. above, substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  However, in no event will Executive receive from First Charter the health insurance contemplated by this Section 7.b. if Executive receives comparable insurance from any other source.

     In lieu of receiving the continued health insurance coverage for the period described in the preceding paragraph, Executive may elect, at any time prior to the earlier to occur of (i) a Change in Control, or (ii) an action by the Board with respect to an event which would, upon consummation, result in a Change in Control (which election shall be evidenced by notice filed with First Charter), to be paid the present value of any such continued health insurance coverage in a lump sum within thirty (30) days of termination of Executive's employment under circumstances entitling such Executive to Compensation hereunder.  The calculation of the amount due shall be made by the independent accounting firm then performing First Charter's independent audit, and such calculation, including but not limited to any discount factor used to determine present value, shall be conclusive.

      c.         Upon termination of Executive's employment entitling Executive to Compensation as set forth in Section 7.a. above, and provided the additional conditions of Section 7.a. are and continue to be met by Executive, Executive will become immediately vested in any and all stock options and shares of restricted stock previously granted to him by First Charter notwithstanding any provision to the contrary of any plan under which the options or restricted stock are granted.  Any accrued but ungranted stock options or restricted stock shall also be fully vested upon grant to Executive.  Executive may exercise such options only at the times and in the method described in such options.  All restrictions imposed by First Charter on shares of First Charter's stock granted under any plan shall lapse upon a Change of Control.  First Charter will amend such options or plans in any manner necessary to facilitate the provisions of this Section 7.c.

      d.         It is the intention of First Charter and Executive that Executive receive the full benefits available under this Section 7 in the event of a Change in Control.  If a Change of Control occurs and a determination is made by legislation, regulation, ruling directed to Executive or First Charter, or court decision that the aggregate amount of any payment made to Executive hereunder, or pursuant to any plan, program or policy of First Charter in connection with, on account of, or as a result of, such Change in Control constitutes "excess parachute payments" as defined in Internal Revenue Code (the "Code") section 280G (as well as any successor or similar sections thereof), subject to the excise tax provisions of Code section 4999 (as well as any successor or similar sections thereof), Executive shall be entitled to receive from First Charter, in addition to any other amounts payable hereunder, a lump sum payment equal to 100% of such excise tax, plus an amount equal to the federal and state income tax, FICA, and Medicare taxes (based upon Executive's projected marginal income tax rates) on such lump sum payment.  The amounts under this Section 7.d. shall be paid to Executive as soon as may be practicable after such final determination is made.  Executive and First Charter shall mutually and reasonably determine whether or not such determination has occurred or whether any appeal to such determination should be made.

     e.         Except as elected by Executive with the prior consent of First Charter, all payments provided for under this Section 7 shall be paid in cash (including the cash values of stock options or restricted stock, if any) from the general funds of First Charter, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment, except as provided to the contrary in funded benefits plans.  Executive shall have no right, title or interest whatsoever in or to any investments that First Charter may make to aid First Charter in meeting its obligations under this Section 7.  Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between First Charter and Executive or any other person.  To the extent that any person acquires a right to receive payments from First Charter hereunder, such right shall be no greater than the right of an unsecured creditor of First Charter.

     f.          All payments set forth in this Section 7 to Executive, if any, shall be made subject to applicable withholdings as required by law.

8.         Covenant Not to Disclose Confidential Information.

     a.         Executive understands that his position with First Charter and the Bank is one of trust and confidence because of Executive's access to trade secrets and confidential and proprietary business information.  Executive pledges his best efforts and utmost diligence to protect and keep confidential the trade secrets and confidential or proprietary business information of First Charter and its subsidiaries.

     b.         Unless required by First Charter in connection with his employment or with First Charter's express written consent, Executive agrees that he will not, either during his employment or afterwards, directly or indirectly, use, misappropriate, disclose or aid anyone else in disclosing to any third party for Executive's own benefit or the benefit of another: (1) all or any part of any of First Charter's or its subsidiaries' trade secrets or confidential or proprietary information, whether or not the information is acquired, learned, or developed by Executive alone or in conjunction with others; or (2) the details of any contracts, business transactions or negotiations to which First Charter or its subsidiaries are a party or of any tenders, offer or proposals submitted to or to be submitted by First Charter and/or its subsidiaries in connection with their business.  Executive makes the same pledge with regard to the confidential information of First Charter's and its subsidiaries' customers, contractors, or others with whom First Charter or its subsidiaries have a business relationship.

      c.         Executive understands that trade secrets and confidential or proprietary information, for purposes of this Agreement, shall include, but not be limited to, any and all versions of First Charter's or its subsidiaries' computer software, hardware, and documentation; all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, account data, loan records, employee lists and salary/commission information, personnel matters, financial data, operating results, plans, contractual relationships, and projections for business opportunities for new or developing business of First Charter or its subsidiaries; and all other confidential or proprietary information, patents, ideas, know-how and trade secrets which are in the possession of First Charter or its subsidiaries, no matter what the source, including any such information that First Charter or its subsidiaries obtain from a customer, contractor or another party or entity and that First Charter treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by First Charter.

     d.         Executive also agrees that all notes, records (including all computer and electronic records), software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, customer lists, employee lists or other documents that are made or compiled by Executive, or which were available to Executive while he was employed at First Charter, in whatever form, including but not limited to all such documents and data concerning any processes, inventions, services or products used or developed by Executive during his employment, shall be the property of First Charter.  Executive further agrees to deliver and make available all such documents and data to First Charter, regardless of how stored or maintained and including all originals, copies and compilations thereof, upon the separation of his employment, for any reason, or at any other time at First Charter's request.

     e.         Executive understands that First Charter expects him to respect any trade secrets of confidential information of any of Executive's former employers, business associates, or other business relationships.  Executive also agrees to respect First Charter's express direction to Executive not to disclose to First Charter, its officers, or any of its employees any such information so long as it remains confidential.

9.         Covenant Not to Compete.  For and in consideration of this Agreement, the change in control and severance protection contained herein, and Executive's employment and continued employment with First Charter, Executive agrees that, unless specifically authorized by First Charter in writing, Executive will not for a period of two (2) years after his employment with First Charter has terminated or ended (whatever the reason for the end of the employment relationship):

     a.         Engage in any "Competitive Activity" (as defined below) within the "Restricted Territory" (as defined below);

     b.         Serve as an employee, director, owner, partner, contractor, consultant or agent of, or own any interest in (except for beneficially owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a "public" competitor), any person, firm or corporation that engages in "Competitive Activity" within the "Restricted Territory"; or

     c.         Engage in any "Competitive Activity" with, for or towards or divert, attempt to divert or direct others to divert any business of First Charter from a then existing First Charter and/or First Charter subsidiary customer, a joint venturer or other business partner of First Charter (hereinafter referred to as an "affiliate"), or from a potential customer identified through leads or relationships developed during the last two (2) years of Executive's employment with First Charter, within the "Restricted Territory".

       Furthermore, Executive will not during his employment with First Charter and for a period of three (3) years after his employment with First Charter has terminated or ended (whatever the reason for the end of the employment relationship) solicit or hire for employment or as an independent contractor any employee of First Charter, the Bank or any other First Charter subsidiary, or solicit, assist, induce, recruit, or assist or induce anyone else to recruit, or cause another person in the employ of First Charter, the Bank or any other First Charter subsidiary to leave his or her employment with First Charter, the Bank or First Charter's other subsidiaries for the purpose of joining, associating, or becoming employed with any business or activity with which Executive is or expects to be directly or indirectly associated or employed.

     "Competitive Activity" means: (1) the business activities engaged in by First Charter, the Bank and/or First Charter's other subsidiaries during Executive's employment with First Charter, including the sales, marketing, distribution and provision of banking, financial and insurance services or other products or services of the type of which Executive was involved during his employment with First Charter; and/or (2) the performance of any other business activities competitive with First Charter, the Bank and/or First Charter's other subsidiaries for or on behalf of any financial or insurance services entity.

     "Restricted Territory" means: (1) the geographic area encompassing a twenty-five (25) mile radius of Charlotte, North Carolina; and/or (2) any Metropolitan Statistical Area (as defined by the United States Department of Commerce) from which First Charter generated at least ten percent (10%) of its gross annual revenue during the last two calendar years before the end of Executive's employment with First Charter.

     Executive further agrees that except with the express written consent of the Board, Executive will not engage in any Competitive Activity individually or with any entity or individual other than First Charter, the Board or its subsidiaries during the Employment Term.

10.       Acknowledgments by Executive.

     a.         Executive acknowledges that the restrictions placed upon him by Sections 8 and 9 of this Agreement are reasonable given the nature of Executive's position with First Charter, the area in which First Charter markets its products and services, and the consideration provided by First Charter to Executive pursuant to this Agreement.  Specifically, Executive acknowledges that the length of the Covenant Not to Disclose Confidential Information and Covenant Not to Compete in Sections 8 and 9 are reasonable and that the definitions of "Competitive Activity" and "Restricted Territory" are reasonable.

     b.         Executive acknowledges that all of the provisions of the Agreement are fair and necessary to protect the interests of First Charter.  Accordingly, Executive agrees not to contest the validity or enforceability of Sections 8 or 9 hereof.

     c.         Executive understands that every provision of this Agreement is severable from each other provision of this Agreement.  Therefore, if any provision of this Agreement, including but not limited to all provisions of Sections 8 and 9, is held invalid or unenforceable, every other provision of this Agreement will continue to be fully valid and enforceable.  In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable, Executive and First Charter agree that such provision shall be enforced to the extent reasonable under the circumstances and that all other provisions shall be enforceable to the fullest extent permissible by law.  Executive and First Charter further agree that, if any court makes such a determination, such court shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

     d.         Executive understands that his obligations under Sections 8 and 9 of this Agreement will continue whether or not his employment with First Charter is terminated voluntarily or involuntarily, or with or without Cause or Good Reason.

11.       Breach by Executive.  Executive agrees that in the event of any breach or threatened breach of the provisions of Sections 8-10 hereof by Executive, First Charter's remedies at law would be inadequate, and First Charter shall be entitled to an injunction (without any bond or other security being required), restraining such breach, and costs and attorneys' fees relating to any such proceeding or any other legal action to enforce the provisions of this Agreement, but nothing herein shall be construed to preclude First Charter from pursuing any other remedies at law or in equity available to it for any such breach or threatened breach. Moreover, Executive also agrees that if Executive breaches any of Sections 8-10 above, Executive shall forfeit at the time of the breach the right to any additional future payments or benefits under this Agreement, except to the extent such benefits or payments are vested and earned.  In such case, Executive and First Charter agree that the confidential information and non-compete obligations contained in this Agreement shall remain valid and enforceable based upon the consideration actually paid.

12.       Assignment and Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, Executive and First Charter and the Bank and their respective permitted successors and assigns.  Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the First Charter's prior written consent. First Charter will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of First Charter, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform all of First Charter's obligations under this Agreement in the same manner and to the same extent that First Charter would be required to perform it if no such succession had taken place, and to perform all obligations to Executive as provided in Section 7.  Failure of First Charter to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from First Charter in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date Executive's employment was terminated.  As used in this Agreement, "First Charter" shall mean First Charter as defined herein and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 12 or that otherwise becomes bound by the all terms and provisions of this Agreement by operation of law.

13.       Complete Agreement.  This Agreement replaces any previous agreement or understanding relating to the same or similar subject matter that the Executive and First Charter may have entered into with respect to Executive's employment by First Charter, including specifically any prior offer letter from First Charter.  Executive has no oral representations, understandings or agreements with First Charter or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the Employment Agreement between First Charter and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of First Charter and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

14.       Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To First Charter:                       Laura Nelson Blalock
                                                EVP, Human Resources
                                                First Charter Bank
                                                P. O. Box 37937
                                                Charlotte, North Carolina 28237-7937

To Executive:                            Charles A. Caswell
                                                 2309 -K Prestigious Lane
                                                 Charlotte, North Carolina 28269

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

            15.       Taxes/Estate.  The Parties agree that First Charter will report the compensation, benefits and potential severance and/or change in control payments set forth in this Agreement as W-2 income for the applicable tax year(s) in which they are received, if and as applicable or as otherwise required by law.  The Parties further agree that in the event of Executive's death, any applicable severance, change in control pay or other vested or accrued, non-forfeited compensation or benefit payments outlined in this Agreement will be paid to Executive's estate or legal representative, in accordance with the above terms.

16.       Headings.  The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

17.       Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of North Carolina.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                                                        FIRST CHARTER CORPORATION

                                                                        By:       /s/ LAWRENCE M. KIMBROUGH
                                                                        Name:  Lawrence M. Kimbrough
                                                                        Title:     President and CEO

                                                                        EXECUTIVE

                                                                             /S/ CHARLES A. CASWELL
                                                                               CHARLES A. CASWELL

Schedule A

         Business related travel and entertainment expense

         Mobile telephone expenses

         Expenses related to business use of company provided car

Schedule B

  Medical Insurance

  Dental Insurance

  Short-term Disability with a seven (7) day elimination period, and a benefit of at least 75% of base pay during illness for a maximum of ninety (90) calendar days.

  Long-term Disability with a ninety (90) day elimination period and a benefit of 60% of base salary, up to $5,000 per month, once approved by the Long-term Disability carrier.

  Life Insurance equivalent to two times base pay, with a $500,000 maximum benefit.

  Accidental Death and Dismemberment Insurance equivalent to two times base pay, with a $500,000 maximum benefit.

  First Charter Retirement 401(k) Plan

  Benefit Restoration Match for contributions limited under the First Charter Retirement 401(k) Plan

  First Charter Money Purchase Pension Plan (merged into the First Charter Retirement 401(k) Plan effective January 1, 2002) (generally eligible on the next enrollment date following the completion of one year of service)

  OPT Capital Plan

  Employee Stock Purchase Plan (generally eligible on the next enrollment date)

  PTO of twenty-six (26) days

  Supplemental Life Insurance policy

  Supplemental Disability Income policy

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